                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Liposome Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

LOGO           THE
               LIPOSOME
               COMPANY, INC. __________________________________________________
                                                                  April 10, 1995

TO: All Stockholders

  You are cordially invited to attend the 1995 Annual Meeting of the Stockholders of The Liposome Company, Inc., which will be held at the Holiday Inn (formerly the Ramada Inn), 1053 Route #1, Princeton, New Jersey 08540, on May 11, 1995, at 2:30 p.m. Information about the Annual Meeting, including a listing and discussion of the various matters on which the Stockholders will act, may be found in the enclosed formal Notice of Annual Meeting of Stockholders and Proxy Statement. The Company's Annual Report for the fiscal year ending December 31, 1994 is also included.

  At the Annual Meeting you will be asked to (i) elect the members of the Board of Directors, (ii) approve amendments to increase by 1,000,000 the number of shares available under the 1986 Employee Stock Option Plan and extend the term of said plan to March 3, 2005, (iii) extend the term of the 1986 Non-Qualified Stock Option Plan to March 3, 2005, and (iv) ratify the appointment of Coopers & Lybrand as the Company's auditors.

  The Liposome Company has reached a significant turning point in its development as it begins to market products and prepares for large scale manufacturing, and it becomes increasingly important that we attract and retain the best people to lead this effort. While we will continue to offer a high level of personal satisfaction that comes from participating in the success of a growing company, the Company is unable to compete with huge pharmaceutical companies in terms of cash compensation, pension plans and other benefits. Accordingly, we will rely on our employee stock option program to help attract and retain the kind of entrepreneurial individuals who are best qualified and willing to put forth the effort to bring about that success. Your continued support of this employee stock option program has never been more crucial, and we urge you to show that support by approving Proposals (ii) and (iii), as set forth in the Proxy Statement.

  We plan to give a slide presentation at the Annual Meeting highlighting the Company's recent progress and our future plans. Upon adjournment of the Meeting, the directors and officers of the Company will be available to confer informally with stockholders.

  We hope that you will be able to attend the Annual Meeting. Whether or not you plan to attend, your vote is important, so please sign, date and return your proxy promptly in the envelope provided.

                                          Sincerely,


                                          Charles A. Baker
                                          Chairman and Chief Executive Officer

                           THE LIPOSOME COMPANY, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 1995

--------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of The Liposome Company, Inc. (the "Company") will be held at the Holiday Inn (formerly the Ramada Inn), 1053 Route #1, Princeton, New Jersey 08540, on May 11, 1995, at 2:30 p.m. for the following purposes:

  (i) To elect nine Directors to serve during the ensuing year;

  (ii) To amend the 1986 Employee Stock Option Plan to increase the number of shares of Common Stock that may be issued under the plan from 5,525,000 shares to 6,525,000 shares and to extend the term of said plan to March 3, 2005;

  (iii) To amend the 1986 Non-Qualified Stock Option Plan to extend its term to March 3, 2005;

  (iv) To ratify the appointment by the Board of Directors of Coopers & Lybrand as the Company's auditors for the fiscal year 1995; and

  (v) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on March 23, 1995, as the record date for determining the stockholders entitled to notice and to vote at the Annual Meeting and any adjournment or postponement thereof.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. STOCKHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING CANNOT BE TRANSACTED UNLESS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ARE REPRESENTED AT THE MEETING.

                                          By Order of the Board of Directors

                                          Carol J. Gillespie
                                          Secretary

Princeton, New Jersey
April 10, 1995

                           THE LIPOSOME COMPANY, INC.

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 11, 1995

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is being sent by the Board of Directors of The Liposome Company, Inc. (the "Company") to solicit proxies for the ANNUAL MEETING OF STOCKHOLDERS to be held on May 11, 1995.

  Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying the contrary will be voted FOR (i) the nine Directors nominated for election at the meeting, (ii) the proposal to amend the 1986 Employee Stock Option Plan to increase the number of shares of Common Stock issuable under the plan to a total of 6,525,000 shares and to extend the term of said plan to March 3, 2005, (iii) the proposal to amend the 1986 Non-Qualified Stock Option Plan to extend its term to March 3, 2005, and (iv) the ratification of Coopers & Lybrand as the Company's auditors for the fiscal year 1995. A stockholder giving a proxy may revoke it by written notice to the Secretary of the Company that is received at any time before it is voted. The address of the Company is One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540.

  At the close of business on March 23, 1995, the record date for the Annual Meeting, there were outstanding and entitled to vote 24,099,115 shares of Common Stock. Each share of Common Stock entitles the holder to one vote. Pursuant to Delaware General Corporation Law, only votes cast "FOR" a matter constitute affirmative votes. Votes "WITHHELD" or abstaining from voting on a particular matter and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes "WITHHELD" or abstaining from voting on a particular matter, because they are not cast "FOR" the particular proposal, will have the same effect as negative votes or votes cast "AGAINST" a particular matter, but broker non-votes will have no effect on any of the proposals.

  The holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. To be elected, a Director must receive a plurality of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Approval of Proposals
(ii), (iii) and (iv) will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Votes will be tabulated preliminarily by the Company's transfer agent, Midlantic National Bank. Inspectors of Election, appointed by the Board of Directors, will finally count and tabulate the votes and determine and announce the results.

  A copy of the Annual Report of the Company, including financial statements and a description of its operations for the fiscal year 1994, accompanies this proxy statement. Such report is not incorporated herein by reference.

Mailed to Stockholders
on or about April 10, 1995

PROPOSAL 1. ELECTION OF DIRECTORS.
--------------------------------------------------------------------------------

  Nine Directors are to be elected at the Annual Meeting of Stockholders and will serve until their successors are elected. All are currently serving as Directors.

  It is intended that proxies received will be voted FOR the election of the nominees named below unless marked to the contrary. In the event any of these persons is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for substitute nominees designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the balance of those nominees named without nomination of a substitute. Proxies cannot be voted for more than nine nominees. The Board of Directors believes that each of the persons named will be able and willing to serve as a nominee and, if elected, as a Director.

     NAME                               AGE POSITION WITH THE COMPANY
     ----                               --- -------------------------
Charles A. Baker(1)....................  62 Chairman of the Board, President,
                                            Chief Executive Officer and Director
James G. Andress(2)....................  56 Director
Morton Collins, Ph.D.(1)(2)............  59 Director
Stuart F. Feiner(1)(3).................  46 Director
Robert F. Hendrickson(3)...............  62 Director
Bengt Samuelsson, M.D..................  61 Director
Joseph T. Stewart, Jr. ................  65 Director
Gerald Weissmann, M.D.(2)..............  64 Director
Horst Witzel, Dr.-Ing(3)...............  67 Director

--------
(1) Executive Committee member
(2) Audit Committee member
(3) Compensation Committee member

NOMINEES FOR ELECTION AS DIRECTORS
--------------------------------------------------------------------------------

  Charles A. Baker was named Chairman of the Board, President and Chief Executive Officer of the Company in December 1989. Just prior to joining the Company he was a business development and licensing advisor to several small biotechnology companies. Mr. Baker served in several capacities in senior management at Squibb Corporation (now Bristol-Myers Squibb Company), including the positions of Group Vice President, Squibb Corporation and President, Squibb International. He also held various senior executive positions at Abbott Laboratories and Pfizer Inc. Mr. Baker received an undergraduate degree from Swarthmore College and a J.D. degree from Columbia University. Mr. Baker also serves as a Director of Regeneron Pharmaceuticals, Inc., a neuroscience company.
--------------------------------------------------------------------------------

  James G. Andress has been a Director since September 1990. Mr. Andress is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. He currently serves as President, Chief Executive Officer and Director of Information Resources, Inc., a decision support software and consumer packaged goods research company. Mr. Andress is a Director of Genelabs Technologies, Inc., Genetics Institute, Inc. and NeoRx, Inc., which are all biotechnology companies. He also serves as a Director of Sepracor, Inc., a separations technology company, O.P.T.I.O.N. Care, Inc., a home health care company,
America OnLine, Inc., a computer database service company, Allstate Insurance Company, and Walsh International, Inc., a prescription tracking service company.
--------------------------------------------------------------------------------

  Morton Collins, Ph.D., has been a Director since November 1982. Dr. Collins has been a General Partner of DSV Partners III, a venture capital limited partnership, since 1981 and a General Partner of DSV Management, Ltd., since 1982. Since 1985, DSV Management, Ltd. has been a General Partner of DSV Partners IV, a venture capital limited partnership. Dr. Collins served as Chairman of the Board and Chief Executive Officer of the Company from June to December 1989. He is also a Director of Tandem Computers Inc., a computer company, ThermoTrex Corporation, a laser and optics electronics company, and Kopin Corporation, a manufacturing company.

--------------------------------------------------------------------------------

  Stuart F. Feiner has been a director since February 1984. Mr. Feiner has been Executive Vice President, General Counsel and Secretary of Inco Limited, an international mining and metals company, since August 1993 and served as Vice President, General Counsel and Secretary from April 1992 to August 1993. Mr. Feiner was President of Inco Venture Capital Management, the venture capital unit of Inco Limited, from January 1984 to April 1992. Mr. Feiner is also a director of ImmunoGen, Inc., a biotechnology company.

--------------------------------------------------------------------------------

  Robert F. Hendrickson has been a director of the Company since March 1992. Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc., a pharmaceutical company, from 1985 to 1990. Since 1990, Mr. Hendrickson has been a manufacturing consultant with a number of biotechnology and pharmaceutical companies among his clients. He is currently Chairman of the Board of Envirogen Inc., an environmental biotechnology company, and was a Director of Synergen, Inc., a biotechnology company, through December 1994.

--------------------------------------------------------------------------------

  Bengt Samuelsson, M.D., has been a director of the Company since January 1994. Dr. Samuelsson is President of the Karolinska Institutet in Stockholm, Sweden, where he is also Professor of Physiological Chemistry, a position which he has held since 1972. He was one of three recipients who shared the 1982 Nobel Prize in medicine for their work on prostaglandins, specifically the discovery of prostanoids and leukotrienes. In addition to the Nobel Prize, he has received a number of other prestigious awards. He has been a member of the Company's Cell Adhesion Scientific Advisory Board since May 1991. Dr. Samuelsson is Chairman of the Nobel Foundation, a member of the Supervisory Board of Schering AG, Berlin, Germany, a pharmaceutical company, and a member of the Board of Directors of Pharmacia AB, a pharmaceutical company.

--------------------------------------------------------------------------------

  Joseph T. Stewart, Jr., has been a director of the Company since January 1995. Mr. Stewart is currently an Executive Consultant to the Vice Chairman of Johnson & Johnson. Until 1989, he was associated for twenty-two years with Squibb Corporation, where he held several positions of increasing responsibility, including most recently Senior Vice President, Corporate Affairs and previously Vice President, Finance and Planning. He also served as a member of the Board of Directors of Squibb Corporation. He is currently a director of General American Investors Company, Inc., and a trustee of the Foundation of the University of Medicine and Dentistry of New Jersey and the New School for Social Research.

--------------------------------------------------------------------------------

  Gerald Weissmann, M.D., has been a Director of the Company since 1981. Dr. Weissmann has been a director of, and a Professor of Medicine at, the Division of Rheumatology of the Department of Medicine at New York University Medical Center since 1973. Dr. Weissmann is Chairman of the Company's Cell Adhesion Scientific Advisory Board and the Company's Cancer Scientific Advisory Board. He is also on the Board of Trustees of the Marine Biological Laboratory, Woods Hole, Massachusetts, a not-for-profit research organization.

--------------------------------------------------------------------------------

  Dr. Horst Witzel has been a director of the Company since July 1990. Dr. Witzel is the former Chairman of the Board of Executive Directors of Schering A.G., Berlin, Germany. He is a Director of Cephalon, Inc., a neuroscience company, and Aastrom Biosciences, Inc., a cellular therapy medical products company.

--------------------------------------------------------------------------------

STOCK OWNERSHIP
--------------------------------------------------------------------------------

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 31, 1995 by (i) each director and Named Executive Officer of the Company (as defined under the section entitled "Executive Compensation"), (ii) each stockholder known by the Company to own more than five percent of the outstanding Common Stock, and
(iii) all directors and executive officers, including the Named Executive Officers, as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below, based on information furnished by such owners, have sole investment and voting power with respect to the shares of Common Stock shown as being beneficially owned by them.

BENEFICIAL OWNER                               NUMBER OF SHARES PERCENT OF TOTAL
----------------                               ---------------- ----------------
Ardsley Advisory Partners(1)..................    3,100,500           12.9
 450 Park Avenue
 New York, NY 10022
Amerindo Investment Advisors..................    1,531,500            6.4
 388 Market Street
 San Francisco, CA 94111
DSV Management, Ltd.(2)(3)....................       65,000              *
 221 Nassau Street
 Princeton, NJ 08542
Charles A. Baker(3)(4)........................      659,612            2.7
James G. Andress(3)...........................       35,000              *
Morton Collins, Ph.D.(2)(3)...................       65,000              *
Stuart F. Feiner(3)...........................       15,000              *
Robert F. Hendrickson(3)......................       24,000              *
Bengt Samuelsson, M.D.(3).....................       12,000              *
Joseph T. Stewart, Jr.........................          --
Gerald Weissmann, M.D.(3)(5)..................       85,790              *
Horst Witzel, Dr.-Ing(3)......................       55,000              *
Brooks Boveroux.(3)(4)........................       28,695              *
David S. Gordon, M.D.(3)(4)...................       39,009              *
Guenter E. Ksionski, M.D.(3)(4)...............       20,264              *
Edward G. Silverman(3)(4).....................       96,415              *
All Directors and Executive Officers
 as a group (19 persons)(2)(3)(4)(5)..........    1,209,618            4.8

--------
*Less than 1.0 percent
(1) Ardsley Advisory Partners holds the Company's Common Stock in discretionary accounts and investment partnerships which are managed by them and their affiliates.
(2) Dr. Morton Collins, a Director of the Company, is also a General Partner of DSV Management, Ltd. ("DSV") and may be deemed to be the beneficial owner of the shares held by DSV by virtue of his power to vote the shares held by it. Dr. Collins disclaims the beneficial ownership of the 50,000 shares and the 15,000 exercisable stock options held by DSV, although such shares are shown on the above table as being beneficially owned by him.

(3) Includes shares of Common Stock issuable upon the exercise of outstanding options granted under the Company's stock option plans which are exercisable within 60 days after January 31, 1995, as follows: Mr. Baker, 657,000; Mr. Andress, 35,000; Dr. Collins, 15,000 (see note 2 above); Mr. Feiner, 15,000; Mr. Hendrickson, 24,000; Dr. Samuelsson, 12,000; Dr. Weissman, 30,000; Dr. Witzel, 55,000; Mr. Boveroux, 27,983; Dr. Gordon, 37,962; Dr. Ksionski, 19,292; Mr. Silverman, 83,168; all directors and executive officers as a group, 1,126,810.
(4) Includes shares held by Chemical Bank as trustee of the Company's 401(k) plan in the following amounts: Mr. Baker, 1,612; Mr. Boveroux, 712; Dr. Gordon, 1,047; Dr. Ksionski, 972; Mr. Silverman, 1,247; and all directors and executive officers as a group, 9,484.
(5) Dr. Gerald Weissmann, a Director of the Company, disclaims beneficial ownership of 5,790 shares held in trust for the estate of his father-in-law, for which Dr. Weissmann's wife serves as trustee.

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

  The following table shows, for the fiscal years ended December 31, 1994, 1993 and 1992, the annual and long-term compensation paid by the Company to the Chief Executive Officer, and the four other most highly compensated individuals who served as executive officers of the Company as of December 31, 1994 (these individuals, together with the Chief Executive Officer, are sometimes referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                         COMPENSATION
                                  ANNUAL COMPENSATION       AWARDS
                                  --------------------- ---------------
                                                          SECURITIES
                                                          UNDERLYING    ALL OTHER
                                   SALARY     BONUS(1)   STOCK OPTIONS  COMPENSA-
NAME AND PRINCIPAL POSITION  YEAR    ($)        ($)     (NO. OF SHARES) TION(2)($)
---------------------------  ---- ---------- ---------- --------------- ----------
Charles A. Baker             1994    295,000     65,000      40,000       3,810
 Chairman of the Board,
 President,                  1993    280,000     20,000      25,000       4,280
 and Chief Executive Offi-
 cer                         1992    255,000     45,000      35,000       2,182
Edward G. Silverman(3)       1994    193,846        --       25,000       5,348
 Executive Vice President,   1993    149,490        --       87,840       2,291
 Chief Operating Officer     1992    119,873        --       31,500         578
David S. Gordon, M.D.(4)     1994    187,979        --        5,000       4,749
 Vice President, US Clini-
 cal                         1993    145,866        --       99,810       2,097
                             1992        --         --          --          --
Brooks Boveroux(5)           1994    173,388        --        7,500       4,576
 Vice President, Finance
 and                         1993     49,039        --      139,915         --
 Chief Financial Officer     1992        --         --          --          --
Guenter E. Ksionski,
 M.D.(6)                     1994    169,296        --          --        3,309
 Vice President,             1993    128,000     15,000      96,460       3,080
 International Clinical      1992        --         --          --          --

--------
(1) Bonuses, all of which have been paid, are shown in the year earned. The Company has no long-term incentive compensation plans other than its stock option plans.
(2) All other compensation reported represents amounts credited as Company matching contributions under the Company's 401(k) stock match. Company contributions under the 401(k) stock match plan for 1994 were as follows:
    $3,810 to Mr. Baker; $5,348 to Mr. Silverman; $4,749 to Dr. Gordon; $4,576 to Mr. Boveroux and $3,309 to Dr. Ksionski.

(3) Mr. Silverman was promoted to Vice President, Strategic Planning and Business Development on June 19, 1992, to Senior Vice President, Strategic Operations on June 21, 1993 and to Executive Vice President and Chief Operating Officer on November 22, 1993.
(4) Dr. Gordon commenced employment with the Company on March 22, 1993.
(5) Mr. Boveroux commenced employment with the Company on September 20, 1993.
(6) Dr. Ksionski commenced employment with the Company on March 17, 1993. He resigned as a Vice President of the Company effective at the close of business on December 31, 1994.

EMPLOYMENT AND TERMINATION AGREEMENTS
--------------------------------------------------------------------------------


  The Company has had an employment agreement with Mr. Baker which began in December 1989 and has been extended to expire on June 30, 1995, to allow time for certain provisions to be re-negotiated. The compensation portion of the agreement is discussed in the Report of the Compensation Committee on Executive Compensation. Under the agreement, Mr. Baker has agreed that he will not during his employment period and for a period of two years after the termination of his employment, without the prior approval of the Company's Board of Directors, engage in any business involved in the research, development, manufacture or sale of lipids or liposomes or products or services which use natural or artificial lipids or liposomes to encapsulate, enhance or deliver any product. Under the agreement, Mr. Baker is entitled to receive an additional payment should he resign within six months of a change of control of the Company. A change of control shall be deemed to occur if (i) the Company is not the surviving entity following a merger or consolidation, (ii) a person acquires, directly or indirectly, securities of the Company representing 50% or more of the voting power of all then outstanding securities of the Company having the right to elect the Board of Directors or (iii) the individuals who constitute the Board of Directors of the Company at the time of the agreement or individuals who are subsequently elected to the Board of Directors with the approval of the incumbent Board cease to constitute a majority of the members of such Board. If Mr. Baker should choose to resign from his position with the Company during the first six months following the effective date of a change of control, Mr. Baker would be entitled to receive his then current monthly base salary for a 12-month period from such effective date. In addition, all stock options granted to Mr. Baker which shall not have vested and remain exercisable as of such date would thereupon automatically vest.

  In November 1994, the Company entered into an agreement with Dr. Guenter Ksionski pursuant to which Dr. Ksionski will no longer serve as an executive officer of the Company after December 1994 but will continue to receive salary payments and benefits until the earlier of October 6, 1995 or the date he commences full-time employment with another employer. The agreement also provides for accelerated vesting and an extended exercise period for certain stock options granted to Dr. Ksionski under the Company's 1986 Employee Stock Option Plan.

OPTION GRANTS
--------------------------------------------------------------------------------

  The following table presents stock options granted for the period from January 1, 1994, through December 31, 1994 to the Named Executive Officers. All grants were made under the Company's 1986 Employee Stock Option Plan.

                             OPTION GRANTS IN 1994

                                                                                 POTENTIAL REALIZABLE
                               INDIVIDUAL GRANTS                                   VALUE AT ASSUMED
                         ------------------------------                             ANNUAL RATES OF
                           NUMBER OF      PERCENT OF                                  STOCK PRICE
                           SECURITIES    TOTAL OPTIONS                             APPRECIATION FOR
                           UNDERLYING     GRANTED TO      EXERCISE                  OPTION TERM(2)
                            OPTIONS      EMPLOYEES IN       PRICE     EXPIRATION ---------------------
          NAME           GRANTED(1) (#) FISCAL YEAR (%) ($ PER SHARE)    DATE      5% ($)    10% ($)
          ----           -------------- --------------- ------------- ---------- ---------- ----------
Charles A. Baker........     40,000           3.8           8.688      12/06/04     218,541    553,826
Edward G. Silverman.....     25,000           2.4           8.750      11/10/04     137,571    348,631
David S. Gordon, M.D. ..      5,000           0.5           8.750      11/10/04      27,514     69,726
Brooks Boveroux.........      7,500           0.7           8.750      11/10/04      41,271    104,589
Guenter E. Ksionski,
 M.D. ..................          0             0             N/A           N/A           0          0

--------
(1) All options granted expire ten years from the date of grant and become exercisable in five equal annual installments beginning one year from the date of grant.
(2) The percentage rates of increase shown are assumed rates established by the U.S. Securities and Exchange Commission for purposes of uniform compensation reporting. Accordingly, they do not constitute predictions or estimates by the Company of the future price appreciation of its Common Stock or of the potential realizable value of the options referred to in the table.

OPTION EXERCISES AND FISCAL YEAR-END VALUES
--------------------------------------------------------------------------------

  The following table summarizes unexercised stock options to purchase the Common Stock and the fiscal year-end values of all outstanding options for the Named Executive Officers. No options were exercised by the Named Executive Officers in 1994.

          OPTION EXERCISES IN 1994 AND DECEMBER 31, 1994 OPTION VALUES

                                                                 VALUE OF UNEXERCISED
                               NUMBER OF UNEXERCISED                 IN-THE-MONEY
                                    OPTIONS AT                        OPTIONS AT
                                 DECEMBER 31, 1994               DECEMBER 31, 1994(1)
                         --------------------------------- ---------------------------------
          NAME           EXERCISABLE (#) UNEXERCISABLE (#) EXERCISABLE ($) UNEXERCISABLE ($)
          ----           --------------- ----------------- --------------- -----------------
Charles A. Baker........     657,000           93,000         4,203,125          37,500
Edward G. Silverman.....      77,768          120,572           295,917          69,168
David S. Gordon, M.D. ..      19,962           84,848             7,241          28,962
Brooks Boveroux.........      27,984          119,432            71,121         284,483
Guenter E. Ksionski,
 M.D. ..................      19,292           77,168             2,948          11,792

--------
(1) Value of unexercised in-the-money options is equal to the fair market value of $8.375 per share of common stock at December 31, 1994, the closing price on that date as quoted by the Nasdaq National Market, less the exercise price.

COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

  The Board of Directors has three standing committees established in the Company's bylaws: the Audit Committee, the Compensation Committee and the Executive Committee. The Company has no standing nominating committee, and the Board of Directors as a whole functions as such a committee. Stockholders desiring to submit recommendations for nominees to the Board of Directors should address their recommendations in writing to the Chairman of the Board.

--------------------------------------------------------------------------------

  The Audit Committee consists of Mr. James G. Andress, Dr. Morton Collins and Dr. Gerald Weissmann. This committee provides advice and assistance to the Company regarding accounting, auditing and financial reporting. The Audit Committee also recommends a firm of certified public accountants, whose duty it is to audit the books and accounts of the Company for the fiscal year for which they were appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting. The Audit Committee held three meetings during the fiscal year ended December 31, 1994. No member of the Audit Committee is an officer or employee of the Company.

--------------------------------------------------------------------------------

  The Compensation Committee consists of Mr. Stuart F. Feiner, Mr. Robert F. Hendrickson and Dr. Horst Witzel. Its functions are to review and approve salaries and other matters relating to compensation of all officers and employees of the Company above a specified salary level, to review and make recommendations to the Board of Directors with respect to compensation and benefit plans and practices, and to administer certain benefit plans of the Company. The Compensation Committee also reviews and approves grants of options to employees and consultants who are not also Directors of the Company. Option grants to persons who are Directors of the Company are reviewed and approved by the Board of Directors. The Compensation Committee held eleven meetings during the fiscal year ended December 31, 1994. No member of the Compensation Committee is an officer or employee of the Company.

--------------------------------------------------------------------------------

  The Executive Committee consists of Mr. Charles A. Baker, Mr. Stuart F. Feiner and Dr. Morton Collins. This Committee is authorized to exercise all the powers of the Board of Directors in the management of the business and affairs of the Company, and to take actions that might be required between Board meetings. The Executive Committee held no meetings during the fiscal year ended December 31, 1994.

--------------------------------------------------------------------------------

  The Company's Board of Directors held eight meetings during the fiscal year ended December 31, 1994. All directors except Mr. Andress attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of Committees on which they served.

--------------------------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is made up of three non-employee Directors: Stuart F. Feiner, Robert F. Hendrickson and Dr. Horst Witzel.

  Based upon preliminary data developed by the Company's human resources personnel, the Committee reviews and determines the base salaries of the Company's executive officers and the amount of annual bonus awards to be paid, if any, to the executive officers. In addition, the Committee administers the Company's stock option plans under which stock option grants may be made to executive officers and other employees.

COMPENSATION POLICIES AND COMPONENTS OF COMPENSATION

--------------------------------------------------------------------------------

  The Committee's fundamental executive compensation philosophy is to enable the Company to attract and retain key executive personnel and to motivate those executives to achieve the Company's objectives. Each executive officer's compensation package is reviewed annually and is comprised of up to three components: base salary, cash bonuses and stock options, all of which are determined by the Committee. The Committee's determination as to each element of the compensation package is based on an annual evaluation of the executive's performance.

  While the Company has begun to commercialize its amphotericin B lipid complex product, and certain of its other products are in late stage human clinical trials, the Company is still in its research and development phase and has not yet achieved profitability. Accordingly, traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Thus, the assessment of each executive's performance is based on attainment of his or her specific personal objectives, which contribute toward attainment of the Company's overall annual strategic goals. The Company's annual strategic goals are reviewed and approved by the Board of Directors. For 1994, these goals included achieving budgeted financial targets, making progress toward obtaining marketing authorizations for late-stage products, establishing plans to manufacture and market these products as approvals are obtained, advancing the clinical testing and development programs for earlier-stage products, and identifying promising new products in the research pipeline. Each executive's objectives are weighted in accordance with their relationship with the Company's overall strategic goals and the extent to which the objectives are achieved.

  In addition to the salary, bonus and stock option components of compensation, executive officers of the Company are eligible to participate in the employee benefit programs generally available to all other Company employees.

BASE SALARY

--------------------------------------------------------------------------------

  In setting the base salary levels for each executive officer, the Committee reviews data compiled by human resources personnel of the Company, surveys and other available information on the base salaries of executive officers in comparable positions at certain of the biotechnology/biopharmaceutical companies included in the Performance Graph (the "Peer Group"). Factors considered include, but are not limited to, company size, stage of development of a company's products and geographic location. Internal performance reviews, the level of the executive's responsibilities and the value of the executive's job in the marketplace, are also important criteria in establishing salary increases, in combination with overall compensation recommendations initially developed by the human resources personnel of the Company. To remain competitive, the Company's base salary ranges and salaries generally fall within the broad mid-range of the Peer Group. The Committee, however, does not target a specific position in the range of comparative surveys and available data for each executive. Other factors, such as length of service and the Committee's judgment as to an individual's contribution toward the achievement of the Company's overall annual strategic goals, are also considered, but are not assigned any specific mathematical weight.

BONUS AWARDS

--------------------------------------------------------------------------------

  The Company does not have a formal bonus plan for executives. As part of the review and setting of the Chief Executive Officer's annual compensation, cash bonuses tied to the achievement of certain specified corporate objectives and milestones have been awarded to Mr. Baker, as discussed below. Cash bonus objectives may from time to time be set for other executive officers and key employees, based on the attainment by the Company of specific annual milestones, but no such bonuses were offered or paid during or with respect to 1994 to any executive officer other than Mr. Baker. From time to time, but not during 1994, cash bonuses have been awarded to other executive officers and key employees, based upon exceptional performance relating to achievement of critical milestones or objectives.

STOCK OPTIONS

--------------------------------------------------------------------------------

  The Compensation Committee recognizes that the Company is in a highly competitive field, and the success of the Company is very much dependent on its ability to attract and retain top scientific and management talent. The Company must compete with over a thousand biotechnology firms, hundreds of universities and many large, pharmaceutical firms to recruit top people. The Committee has concluded that the best way to compete for key personnel is to offer significant potential rewards based on the Company's success through the issuance of stock options.

  The Company has several stock option plans available for the issuance of incentive stock options and non-qualified stock options (the "Option Plans"). Each of the Option Plans has been approved by the stockholders. Options granted under the Option Plans are designed to attract and retain key employees, directors and consultants. As of December 31, 1994 the Company had outstanding grants of 4,226,105 shares and had 1,445,808 shares available for future grants. Stock options are generally granted at the fair market value of the Common Stock on the date of grant, and they lapse if not exercised within 10 years from the date of grant. Options granted to employees typically vest ratably over a period of years. Further information about employee stock options is contained in the sections of this proxy statement entitled "Amendment to Add Shares to Employee Stock Option Plan and to Extend Term of Plan" and "Amendment to Extend Term of Non-Qualified Stock Option Plan".

  The Option Plans in which executive officers participate are administered by the Compensation Committee, which has the authority to determine the grantees, the exercise price, the number of shares subject to each option, the time or times during which all or a portion of each option may be exercised, and the other provisions of each option. In determining the number of options to be granted to executive officers, the Compensation Committee considers a number of factors, including each officer's level of job responsibility, the prospective contributions of individuals to the success of the Corporation, and the number of options awarded to executives in comparable positions by companies in the Peer Group. Generally, the Company's grants are in the mid-range of the Peer Group. In granting stock options in 1994, the Committee did not consider the overall number and value of options then held by individuals who were granted options. The Company does not currently have specific target ownership levels for equity holding in the Company by executive officers and other key employees, although increasing share ownership by executive officers is an additional advantage of stock options over some other forms of long-term compensation. Stock option awards in 1994 to continuing executive officers were somewhat larger than in prior years due to the Company's achievement of its product development objectives, particularly with respect to ABLC (R), TLC D-99, TLC C-53 and TLC I-16. In addition, during 1994, first time grants of stock options were awarded to three new executive officers who joined the Company during the year.

CHIEF EXECUTIVE OFFICER COMPENSATION

--------------------------------------------------------------------------------

  The Committee generally determines cash bonuses, options and other compensation paid to Mr. Baker based on an annual review conducted during the November-December period each year. When Mr. Baker joined the Company in December 1989, the Company entered into an employment agreement with him. The agreement provides that Mr. Baker will receive a designated annual base salary, which could be increased from time to time by the Committee. The Committee increased Mr. Baker's 1993 base salary by $15,000 to $295,000 for 1994. This increase reflected the review of salary data for chief executive officers of various companies in the Peer Group and Mr. Baker's role in successfully completing a preferred stock offering in 1993, in meeting budget targets, and in advancing the Company's clinical development program.

  Mr. Baker's employment agreement also provides that he is entitled to receive a cash bonus upon the achievement of certain annual objectives. These objectives are set by the Committee, and for 1994 they focused on achieving budget targets and meeting milestones in the development of each of the Company's products. Mr. Baker substantially met these objectives--among other achievements, income and spending for the year were within budgeted ranges; applications to market amphotericin B lipid complex had been filed in 18 countries by January 1995; Phase III trials were initiated with TLC D-99 in metastatic breast cancer; and a Phase II study with TLC C-53 in acute respiratory distress syndrome was completed. Based upon the achievement of these objectives, among others, the Committee awarded Mr. Baker a cash bonus of $65,000 in respect of 1994.

  The Committee also granted 40,000 stock options to Mr. Baker effective as of December 6, 1994, which vest in five equal annual installments and have an exercise price equal to fair market value on the date of grant. This award, which was larger than the grant made in the prior year, was given both in recognition of Mr. Baker's performance in 1994 and as additional incentive for his future efforts in meeting the Company's goals. In addition, Mr. Baker is entitled to receive the same standard benefits other Company executives receive.

  Other aspects of Mr. Baker's employment agreement are discussed in the section of this proxy statement entitled "Employment Agreement."

DEDUCTIBILITY CAP ON EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

  Effective January 1, 1994, a new federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held corporations. During 1994, the Company did not exceed the $1 million deductibility cap with respect to any executive officer covered by the new law. The Committee anticipates that amounts paid as cash compensation will continue to be less than the $1 million threshold. There can be no assurance, however, that total compensation for the executive officers will continue to be fully deductible under the new law in future years.

SUMMARY

--------------------------------------------------------------------------------

  In summary, the Compensation Committee believes that the Company's compensation policies, and their application to compensation paid to executive officers in 1994, appropriately take into account those factors characteristic of the biotechnology/biopharmaceutical industry of which the Company is part and provide adequate rewards and incentives to help ensure that the Company's management team is among the best in the industry.

                                          Stuart F. Feiner
                                          Robert F. Hendrickson
                                          Horst Witzel, Dr.-Ing
                                          Members of the Compensation
                                           Committee

March 3, 1995

PERFORMANCE GRAPH
--------------------------------------------------------------------------------

  The graph below summarizes the total cumulative return experienced by the Company's stockholders from December 31, 1989 through 1994, compared to the Nasdaq Total Return Index of U.S. Companies (the "Nasdaq U.S. Stock Index") and the Hambrecht & Quist Incorporated Healthcare Sector Index (the "H & Q Healthcare Sector Index"). As stated in the 1994 proxy statement, the Company believes that the Nasdaq U.S. Stock Index is an appropriate index to use as a broad-based comparative measure of the Company's performance, as it incorporates the stocks of many companies whose size and stage of development are similar to the Company's.



                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
           AMONG THE LIPOSOME COMPANY, INC., NASDAQ U.S. STOCK INDEX
                        AND H&Q HEALTHCARE SECTOR INDEX
                                                        H&Q
                                        NASDAQ U.S.     HEALTHCARE
Measurement period      THE LIPOSOME    STOCK           SECTOR
(Fiscal year Covered)   COMPANY, INC.   INDEX           INDEX
---------------------   -------------   -----------     ----------
Measurement PT -
12/31/89                $  100.00        $100.00         $100.00

FYE 12/31/90            $  236.36        $ 84.92         $144.02
FYE 12/31/91            $1,027.27        $136.28         $349.92
FYE 12/31/92            $  854.55        $158.58         $300.07
FYE 12/31/93            $  481.82        $180.93         $233.20
FYE 12/31/94            $  609.09        $176.92         $235.19

DIRECTORS' COMPENSATION
--------------------------------------------------------------------------------

  Directors who are not employees of the Company receive annual cash compensation for their services of $1,000 per quarter. In addition, such directors receive $1,000 for each Board meeting attended in person, and $250 for each telephonic Board meeting attended.

  Dr. Weissmann and Dr. Samuelsson are consultants to the Company. In the fiscal year ended December 31, 1994, the Company paid approximately $20,000 in fees to Dr. Weissmann for his services as Chairman of the Company's Cell Adhesion Scientific Advisory Board and of the Company's Cancer Scientific Advisory Board, and approximately $11,500 in fees to Dr. Samuelsson for his services as a member of the Cell Adhesion Scientific Advisory Board. In addition, Dr. Weissmann received a stock option grant under the Company's 1986 Non-Qualified Stock Option Plan of 20,000 shares, and Dr. Samuelsson received a grant of 10,000 shares, each at an exercise price of $6.375 per share.

  The Company believes that it is very important that it be able to continue to attract the highest caliber of Independent Directors (as defined below). To do so, the Company must be able adequately to compensate the directors for the responsibility and risk they assume. Since the Company does not offer directors the levels of cash compensation they would normally receive for a directorship of a large pharmaceutical or other industrial company, stock options offer a suitable way partially to compensate directors and allow them to share as stockholders in the ultimate success of the Company. The 1991 Directors' Nonqualified Stock Option Plan (the "Directors' Plan"), which was adopted by the stockholders in 1992, constitutes a key element of the Company's long-term program to attract and compensate Independent Directors.

  The Directors' Plan provides that options to purchase 5,000 shares of Common Stock are automatically granted on July 1 of each year from 1991 until 2001 to each Independent Director. In addition, Independent Directors appointed after March 10, 1992 are automatically granted options to purchase 10,000 shares of Common Stock upon their appointment (the "Appointment Option"). The options have an exercise price equal to the fair market value of the Common Stock on the date of grant. Each Independent Director is eligible for participation in the Directors' Plan, subject to the overall limit on the number of shares issuable under the Directors' Plan. Any Independent Director who has been granted an option under the Directors' Plan automatically receives additional options in subsequent years as long as he or she continues to be a member of the Board. Twenty percent of the Appointment Options granted to Independent Directors vest and become exercisable each year over a five-year period. All other options under the Directors' Plan vest and become fully exercisable one year from the date of grant. The maximum term of each option is ten years. The options are nontransferable, except by will or the laws of descent and distribution, and the estate of a deceased optionee must exercise the options within two years. If an optionee leaves the Board for other than cause, death or disability with outstanding options, they may be exercised within six months, but only with respect to the shares that were immediately exercisable on the optionee's last day of Board service. If an optionee is removed from the Board for cause, he or she forfeits all options.

  An "Independent Director" is one who is not an employee of the Company and
(a) does not own 5 percent or more of the Common Stock of the Company, (b) does not represent an owner of 5 percent or more of the Common Stock of the Company, or (c) did not become a member of the Board as a result of a contractual agreement between the Company and a third party.

  As of January 31, 1995, there were eight Independent Directors participating in the Directors' Plan. There were eight grants of options to acquire an aggregate of 45,000 shares of the Company's Common Stock during fiscal year 1994 under the Directors' Plan at exercise prices of $5.625 and $6.375 per share.

PROPOSAL 2. AMENDMENT TO ADD SHARES TO EMPLOYEE STOCK OPTION PLAN AND TO EXTEND TERM OF PLAN.
--------------------------------------------------------------------------------

  During its progression from an early-stage research company to a pharmaceutical company having products in all stages of the research and development process, the Company has made strategic use of employee stock options as a means of recruiting high caliber, entrepreneurial employees and providing them with incentive to put forth their best efforts. Now, as it begins to market its first products, the Company must recruit outstanding employees experienced in the areas of sales, marketing, medical affairs, and manufacturing, as well as research and development. More than ever, the Company's success depends on its ability to attract and retain top scientific and management talent. The Company must compete for this talent with more than one thousand other biotechnology firms, hundreds of universities, and many large pharmaceutical companies. The Company does not offer any of the retirement annuity benefits that are typically offered by large companies, nor can it compete with such companies in terms of cash compensation. The Company must therefore have available a sufficient number of shares under the Employee Stock Option Plan of 1986 (the "Employee Plan") to attract new talent and to provide greater incentives for its high-performing employees to stay with the Company and contribute further to its success.

  As of January 31, 1995, the Company had options outstanding under the Employee Plan covering a total of 3,379,453 shares, and the number of shares that remained available for option grants was 811,508, which number includes shares previously subject to options that expired or were canceled without being exercised. In order to ensure the availability of an adequate number of shares to permit the continuation of the Company's employee stock option program under the Employee Plan, the Board of Directors of the Company, in March 1995, approved an amendment increasing the number of shares available for issuance under the Employee Plan by 1 million, or less than 5% of the Company's issued and outstanding shares on March 1, 1995. At the same time, in view of the Employee Plan's scheduled expiration date of February 13, 1996, the Board also approved an amendment extending to March 3, 2005 the period during which options may be granted under the Employee Plan. If approved by the stockholders, these amendments will increase the total number of shares authorized for the grant of options under the Employee Plan to 6,525,000, of which 1,811,508 will be available for future grants and may be granted under the Employee Plan until March 3, 2005.

  The Company also maintains other stock option plans under which grants are made to individuals who are not employees. The 1986 Non-Qualified Stock Option Plan is discussed in the next section, and the 1991 Directors Stock Option Plan is discussed in the section of this proxy statement entitled "Directors' Compensation." Options granted under these and earlier plans are included in the discussion of aggregate shares subject to outstanding options that is contained in the Report of the Compensation Committee on Executive Compensation. However, the only plan for which additional shares will be requested at the 1995 Annual Meeting is the Employee Plan.

  The Employee Plan, which was adopted with stockholders' approval in 1986, provides for the issuance to employees of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified options. The Employee Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to determine the grantees, the exercise price and number of shares subject to each option, the time or times during which all or a portion of each option may be exercised, and the other provisions of each option.

INCENTIVE STOCK OPTIONS

  The exercise price of each incentive stock option granted under the Employee Plan must be at least equal to the fair market value of a share of Common Stock on the date of grant, and the maximum term of each option is ten years. The options are nontransferable and must be exercised by the optionee during the period of his or her employment by the Company, except that an employee's estate may exercise the option within one year of the employee's death. Options granted under the Employee Plan generally provide that the right to exercise the option vests over time. The periods of vesting are set by the Compensation Committee at the time of grant. Any vested option may be exercised within one year by an employee whose employment terminates by reason of disability, or within 90 days if the termination was for any reason other than disability or death. The aggregate fair market value (at the time of grant) of the Common Stock for which any employee may be granted incentive stock options in any calendar year may not exceed $100,000.

  Under Section 422 of the Code, no taxable income is realized by the optionee upon the grant or exercise of an incentive stock option, except that the excess of the fair market value of the stock at the time of exercise over the option price is an item of tax preference for purposes of the alternative minimum tax. The grant of an incentive stock option and the optionee's exercise of the incentive stock option result in no federal income tax consequences to the employing corporation. If stock acquired upon the exercise of an incentive stock option is disposed of more than one year from the date of exercise (and two years after the date of grant), any difference between the option price and the amount realized on the disposition of the stock is treated as a long-term capital gain or loss, and the employing corporation is not allowed an income tax deduction. If stock so acquired is disposed of within such holding period, the optionee realizes ordinary income in the year of disposition, and the employing corporation is entitled to a deduction, equal to the difference between the option price and the lesser of the fair market value at date of exercise or the amount realized on such disposition (subject to the $1 million deduction limitation described below). Any gain in excess of the ordinary income portion is treated as capital gain. The exercise of an incentive stock option later than three months after termination of employment for any reason other than death or disability has the same tax consequences as the exercise of a nonqualified option, as discussed below.

NONQUALIFIED STOCK OPTIONS

  Under the Employee Plan, the Compensation Committee may set the exercise price of nonqualified options above or below the fair market value of the Common Stock, provided that the exercise price cannot be less than 85% of the fair market value of the Common Stock as of the date the option is granted, and the maximum term of each nonqualified option is ten years. Nonqualified options under the Employee Plan are nontransferable except in the event of death.

  The grant of a nonqualified option does not result in taxable income to the optionee or in a deduction to the employing corporation. The exercise of a nonqualified option generally results in the realization of ordinary income for the optionee and a deduction for the employing corporation in an amount equal to the excess (if any) of the fair market value of the stock on the date of exercise over the option price. However, under the new federal tax law that became effective January 1, 1994, the employing corporation may not be able to take a deduction for this excess in the event that the amount is subject to the limitations of such law for compensation to executive officers in excess of $1 million. Income tax withholding is required.

NEW PLAN BENEFITS

  It is not possible at this time to determine who may be selected to receive future options under the Employee Plan or the number of options that may be granted to any individual. Such selection and determination will be made by the Compensation Committee on the basis of the duties, responsibilities, and present and future contributions of individuals to the success of the Corporation and the other factors discussed in the section entitled "Report of the Compensation Committee on Executive Compensation." As of January 31, 1995, there were approximately 260 optionees participating in the Employee Plan. During the 1994 fiscal year, there were 12 grants of options to all executive officers as a group to acquire a total of 452,720 shares of the Company's Common Stock, at an average exercise price of $6.57. During the same period, there were 256 grants of options to all other employees as a group to acquire a total of 514,600 shares of the Company's Common Stock at an average exercise price of $7.41 per share. Information as to stock options granted to the Named Executive Officers during 1994 is set forth above in the Summary Compensation Table and in the table entitled "Option Grants in 1994." Directors who are not employees or executive officers of the Company are not eligible to participate in the Employee Plan. On March 22, 1995, the closing price of the Common Stock traded on the Nasdaq National Market was $10.625.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE COMPANY'S 1986 EMPLOYEE STOCK OPTION PLAN.

PROPOSAL 3. AMENDMENT TO EXTEND TERM OF NON-QUALIFIED STOCK OPTION PLAN.
--------------------------------------------------------------------------------

  The Non-Qualified Stock Option Plan of 1986 (the "NQSO Plan") contains a provision that no further options may be granted under the plan more than ten years after February 13, 1986, which was the date on which the Board of Directors approved the plan. Rather than proposing a new plan to replace the NQSO Plan, the Board has, subject to stockholder approval, approved an amendment extending the term of this plan until March 3, 2005, which will be ten years after the date on which the Board adopted the amendment. The Board recommends stockholder approval of this amendment in order to provide in advance for a sufficient number of options to be available over the next several years in conjunction with the Company's anticipated growth, and to avoid any uncertainty regarding the Company's intention to continue its stock option program.

  The purpose of the NQSO Plan is to enable the Company to grant stock options to consultants, advisors, associate members of the Company's Scientific Advisory Boards, and others who contribute to the Company's growth but are not eligible for options under the Employee Plan. The NQSO Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to determine the grantees, the exercise price and number of shares subject to each option, the time or times during which all or a portion of each option may be exercised, and the other provisions of each option. The option price may be at, above or below the fair market value of the Common Stock, but in no event less than the par value of the Common Stock. All options granted under the NQSO Plan are considered nonqualified options for purposes of the federal tax laws, and the income tax treatment is the same as described in the prior section of this proxy statement with respect to nonqualified options granted under the Employee Plan.

NEW PLAN BENEFITS

  It is not possible at this time to determine who may be selected to receive future options under the NQSO Plan or the number of options that may be granted to any individual. Such selection and determination will be made by the Compensation Committee on the basis of the need to offer stock options to attract qualified scientific advisors and other non-employee consultants and the potential contribution of such individuals to the Company's growth. As of January 31, 1995, there were approximately 31 participants in the NQSO Plan. During the 1994 fiscal year, there were 16 grants of options to participants in the NQSO Plan to acquire 100,500 shares of the Company's Common Stock, at an average exercise price of $6.84. There were two grants to Directors who are not executive officers to acquire a total of 30,000 shares of the Company's Common Stock at an exercise price of $6.375. There were no grants of options to executive officers or other employees, since employees are not eligible to participate in the NQSO Plan. On March 22, 1995, the closing price of the Common Stock traded on the Nasdaq National Market was $10.625.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S NON-QUALIFIED STOCK OPTION PLAN OF 1986.

PROPOSAL 4. APPOINTMENT OF AUDITORS.
--------------------------------------------------------------------------------

  The Board of Directors of the Company proposes that its appointment of the firm of Coopers & Lybrand as the Company's independent accountants for the fiscal year ending December 31, 1995, be ratified by the stockholders. If not otherwise specified, proxies will be voted in favor of the ratification of the appointment. Representatives of Coopers & Lybrand are expected to be present at the Company's Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.
--------------------------------------------------------------------------------

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the Securities Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all forms they file under
Section 16(a).

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to officers, directors and greater-than-10% shareholders were complied with, except that, in August 1994 Dr. David Gordon purchased 500 Depositary Shares for the Company's Series A Convertible Preferred Stock, which he reported on a Form 4 statement filed 18 days after the date required by the applicable SEC regulation. Dr. Gordon received another 300 Depositary Shares as a distribution from his father's estate in June 1994, which were reported on an amended Form 4 statement filed in March 1995.

EXPENSE OF SOLICITATIONS
--------------------------------------------------------------------------------

  The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit in person, by telephone or telegram. The Company may also retain Corporate Investor Communications to provide proxy solicitation services, as a cost of approximately $6,500. All expenses in connection with the solicitation of proxies will be borne by the Company. Arrangements will be made by the Company for the forwarding at the Company's expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals.

STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

  To be considered for presentation to the Annual Meeting of Stockholders to be held in 1996, a stockholder proposal must be received by Carol J. Gillespie, Vice President, General Counsel and Secretary, The Liposome Company, Inc., One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540, not later than December 9, 1995.

OTHER MATTERS
--------------------------------------------------------------------------------

  The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                          By Order of the Board of Directors

                                          Carol J. Gillespie
                                          Secretary

                          THE LIPOSOME COMPANY, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 1995
   THE HOLIDAY INN (FORMERLY THE RAMADA INN), 1053 ROUTE #1, PRINCETON, NEW
                                 JERSEY 08540

THE UNDERSIGNED HEREBY APPOINTS CHARLES A. BAKER AND CAROL J. GILLESPIE, AND EACH OF THEM, PROXIES OF THE UNDERSIGNED, EACH WITH FULL POWER TO ACT WITHOUT THE OTHER AND WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COM-MON STOCK OF THE LIPOSOME COMPANY, INC. HELD IN THE NAME OF THE UNDERSIGNED AT THE CLOSE OF BUSINESS ON MARCH 23, 1995, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 1995, AND AT ANY ADJOURNMENTS THEREOF, UPON ANY AND ALL MATTERS WHICH MAY PROPERLY BE BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENTS THEREOF, WITH ALL THE POWERS THE UNDERSIGNED WOULD HAVE IF PERSONALLY PRESENT. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN WITH RE-SPECT TO SUCH MEETING.


P
R
O
X
Y
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                             SEE
                                           REVERSE
                                             SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.
                                                                            9234


--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS.
--------------------------------------------------------------------------------

1. Election of directors:

FOR [ ]    WITHHELD [ ]

To withhold authority to vote for any individual nominee, write that name on the line below.

---------------------------------------------

NOMINEES: Charles A. Baker James G. Andress Morton Collins, Ph.D. Stuart F.
   Feiner Robert F. Hendrickson Bengt Samuelsson, M.D. Joseph T. Stewart, Jr. Gerald Weissmann, M.D. Horst Witzel, Dr.-Ing

2. Approval of amendments to the 1986 Employee Stock Option Plan.

FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

3. Approval of amendments to the 1986 Non-Qualified Stock Option Plan.

FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

4. Ratification of the appointment of Coopers & Lybrand as principle independent auditors for 1995.

FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

5. In their discretion upon such other matters as may properly come before the meeting, in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER(S), THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.


SIGNATURE(S) _____________  DATE ______

SIGNATURE(S) _____________  DATE ______

Please sign your name exactly as it appears hereon. In the case of joint owners, each should sign. If signing in a representative capacity, please give full title.